TEXAS EXCHANGE BANK

UNLIMITED GUARANTY

THIS UNLIMITED GUARANTY ("Guaranty") is made as of October 30, 2015, by Guarantor (as hereinafter defined) for the benefit of Bank (as hereinafter defined) below:

1. Definitions. As used in this Guaranty, the following terms have the meanings indicated

"Bank" means TEXAS EXCHANGE BANK and its successors and assigns, whose address for notice purposes is the following: 301 Commerce Street, Suite 2901, Fort Worth, Texas 76102, Attention: Lacy Bond.

"Borrower" means Stack-It Storage I, LLC, a Texas limited liability company, and its successors and assigns.

"Debtor Relief Laws" means Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement or composition, extension or adjustment of debts, or similar laws affecting the rights of creditors.

"Guaranteed Indebtedness" means (a) all indebtedness, obligations and liabilities of Borrower to Bank of any kind or character, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, and regardless of whether such indebtedness, obligations and liabilities may, prior to their acquisitions by Bank, be or have been payable to or in favor of a third party and subsequently acquired by Bank (it being contemplated that Bank may make such acquisitions from third parties), including without limitation all indebtedness, obligations and liabilities of Borrower to Bank now existing or hereafter arising by note, draft, acceptance, guaranty, endorsement, lease, letter of credit, assignment, purchase, overdraft, discount, indemnity agreement or otherwise, (b) all accrued but unpaid interest on any of the indebtedness described in (a) above, and including any and all pre- and post-maturity interest thereon, including without limitation post-petition interest and expenses (including reasonable attorneys' fees), if Borrower is the debtor in a bankruptcy proceeding under the Debtor Relief Laws, whether or not allowed under any Debtor Relief Law, (c) all obligations of Borrower to Bank under any documents evidencing, securing, governing and/or pertaining to all or any part of the indebtedness described in (a) and (b) above (collectively, the "Loan Documents"), (d) all reasonable costs and expenses incurred by Bank in connection with the collection and administration of all or any part of the indebtedness and obligations described in (a), (b) and (c) above or the protection or preservation of, or realization upon, the collateral securing all or any part of such indebtedness and obligations, including without limitation all reasonable attorneys' fees, and (e) all renewals, extensions, modifications and rearrangements of the indebtedness and obligations described in (a), (b), (c) and (d) above.

"Guarantor" (whether one or more) means Stack-It Storage, Inc., a Delaware corporation, and successors and assigns, whose address for notice purposes is the following: 11011 Richmond Avenue, Suite 525, Houston, Texas 77042, Attention: D. Hughes Watler, Jr.

"Person" means any individual, corporation, partnership, joint venture, limited liability company or partnership (general or limited) association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

2. Payment. Guarantor is a beneficial owner of Borrower and the extension of credit to Borrower is a substantial and direct benefit to Guarantor. As an inducement to Bank to extend or continue to extend credit and other financial accommodations to Borrower, Guarantor, for value received, jointly and severally, does hereby unconditionally and absolutely guarantee the prompt and full payment and performance of the Guaranteed Indebtedness when due or declared to be due and at all times thereafter. Guarantor shall promptly pay the amount due thereon to Bank without notice or demand, of any kind or nature, in lawful money of the United States of America.

3. Character of Obligations. This is an absolute, continuing and unconditional guaranty of payment and not of collection and if at any time or from time to time there is no outstanding Guaranteed Indebtedness, the obligations of Guarantor with respect to any and all Guaranteed Indebtedness incurred thereafter shall not be affected. All Guaranteed Indebtedness heretofore, concurrently herewith or hereafter made by Bank to Borrower shall be conclusively presumed to have been made or acquired in acceptance hereof. Guarantor shall be liable, jointly and severally, with Borrower and any other guarantor of all or any part of the Guaranteed Indebtedness.

4. No Right of Revocation. Guarantor understands and agrees that Guarantor may not revoke its future obligations under this Guaranty at any time as long as any Guaranteed Indebtedness is outstanding or as long as Bank is under any obligation to extend credit, in any form, to Borrower.

5. Representations and Warranties. Guarantor hereby represents and warrants the following to Bank:

(a) This Guaranty may reasonably be expected to benefit, directly or indirectly, Guarantor, and (i) if Guarantor is a corporation or limited liability company, the Board of Directors or other governing body of Guarantor has determined that this Guaranty may reasonably be expected to benefit, directly or indirectly, Guarantor, or (ii) if Guarantor is a partnership, the requisite number of its partners have determined that this Guaranty may reasonably be expected to benefit, directly or indirectly, Guarantor, and (iii) the value of the consideration received and to be received by Guarantor is reasonably worth at least as much as the liability and obligation of Guarantor hereunder, and such liability and obligation may reasonably be expected to benefit Guarantor directly or indirectly; and

(b) Guarantor has adequate means to obtain from Borrower on a continuing basis information concerning the financial condition of Borrower and Guarantor is not relying on Bank to provide such information to Guarantor either now or in the future; and

(c) Guarantor has the power and authority to execute, deliver and perform this Guaranty and any other agreements executed by Guarantor contemporaneously herewith, and the execution, delivery and performance of this Guaranty and any other agreements executed by Guarantor contemporaneously herewith do not and will not violate (i) any agreement or instrument to which Guarantor is a party, (ii) any law, rule, regulation or order of any governmental authority to which Guarantor is subject, or (iii) its organizational documents; and

(d) Neither Bank nor any other party has made any representation or warranty to Guarantor in order to induce Guarantor to execute this Guaranty; and

(e) As long as this Guaranty remains in effect, Guarantor shall provide to Bank such financial statements and other financial information, in form and content, as Bank may reasonably request. The financial statements and other financial information regarding Guarantor heretofore and hereafter delivered to Bank are and shall be true and correct in all material respects and fairly present the financial position of Guarantor as of the dates thereof, and no material adverse change has occurred in the financial condition of Guarantor reflected in the financial statements and other financial information regarding Guarantor heretofore delivered to Bank since the date of the last statement thereof; and

(f) As of the date hereof, and after giving effect to this Guaranty and the obligations evidenced hereby, (i) Guarantor is and will be solvent, (ii) the fair saleable value of Guarantor's assets plus the fair saleable value of assets securing loans guaranteed by Guarantor exceeds and will continue to exceed its liabilities (both fixed and contingent), (iii) Guarantor is and will continue to be able to pay its debts as they mature, and (iv) if Guarantor is not an individual, Guarantor has and will continue to have sufficient capital to carry on its business and all businesses in which it is about to engage.

6. Covenants. Guarantor hereby covenants and agrees with Bank as follows:

(a) Guarantor shall not, so long as its obligations under this Guaranty continue, knowingly transfer or pledge any material portion of its assets for less than full and adequate consideration; and

(b) Guarantor shall promptly furnish to Bank from time to time such financial statements and other financial information of Guarantor as Bank may reasonably require, in form and substance reasonably satisfactory to Bank; provided, however, if, pursuant to the other Loan Documents, Guarantor is obligated to provide financial statements to Bank at specific times and in a specific format, those provisions shall control over this Section 6(b); and

(c) Guarantor shall promptly furnish to Bank such additional information concerning Guarantor as Bank may reasonably request; and

(d) Guarantor shall comply with all terms and provisions of the Loan Documents that apply to Guarantor; and

(e) Guarantor shall promptly inform Bank of (i) any litigation or governmental investigation against Guarantor or affecting any security for all or any part of the Guaranteed Indebtedness or this Guaranty which, if determined adversely, might reasonably be expected to have a material adverse effect upon the financial condition of Guarantor or upon such security or might reasonably cause a default under any of the Loan Documents, (ii) any claim or controversy which might reasonably be expected to become the subject of such litigation or governmental investigation, and (iii) any material adverse change in the financial condition of Guarantor.

7. Consent and Waiver.

(a) Except as otherwise provided herein or in another Loan Document, Guarantor waives (i) promptness, diligence and notice of acceptance of this Guaranty and notice of the incurring of any obligation, indebtedness or liability to which this Guaranty applies or may apply and, except as expressly required by this Guaranty or the other Loan Documents, waives presentment for payment, notice of nonpayment, protest, demand, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, diligence in enforcement and indulgences of every kind, and (ii) the taking of any other action by Bank, including without limitation, giving any notice of default or any other notice to, or making any demand on, Borrower, any other guarantor of all or any part of the Guaranteed Indebtedness or any other party. Bank shall be under no obligation to notify Guarantor of any advances made or credit extended on the faith of this Guaranty or the failure of Borrower to pay any of the Guaranteed Indebtedness as it matures or any default in the performance of any of Borrower's obligations under the Loan Documents;

(b) Guarantor waives any rights Guarantor has under, or any requirements imposed by, (i) Chapter 43 of the Texas Civil Practices and Remedies Code, as amended, (ii) Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, (iii) Rule 31 of the Texas Rules of Civil Procedure, as amended, (iv) any and all rights under Section 51.003, 51.004, and 51.005 of the Texas Property Code; and (v) all waivable defenses given to sureties or guarantors at law and equity other than payment of the Guaranteed Indebtedness and performance of Borrower's obligations under the Loan Documents;

(c) Bank may at any time, without the consent of or notice to Guarantor, without incurring responsibility to Guarantor and without impairing, releasing, reducing or affecting the obligations of Guarantor hereunder and with or without valuable consideration: (i) agree with Borrower to change the manner, place or terms of payment of all or any part of the Guaranteed Indebtedness, or renew, extend, modify, rearrange or alter all or any part of the Guaranteed Indebtedness; (ii) agree with

Borrower to change the interest rate accruing on any of the Guaranteed Indebtedness (including, without limitation, any periodic change in such interest rate that occurs because such Guaranteed Indebtedness accrues interest at a variable rate which may fluctuate from time to time); (iii) sell, exchange, release, surrender, subordinate, realize upon or otherwise deal with in any manner and in any order any collateral for all or any part of the Guaranteed Indebtedness or this Guaranty or setoff against all or any part of the Guaranteed Indebtedness; (iv) neglect, delay, omit, fail or refuse to take or prosecute any action for the collection of all or any part of the Guaranteed Indebtedness or this Guaranty or to take or prosecute any action in connection with any of the Loan Documents; (v) exercise or refrain from exercising any rights against Borrower or others, or otherwise act or refrain from acting; (vi) settle or compromise all or any part of the Guaranteed Indebtedness and subordinate the payment of all or any part of the Guaranteed Indebtedness to the payment of any obligations, indebtedness or liabilities which may be due or become due to Bank or others; (vii) if permitted by applicable law, apply any deposit balance, fund, payment, collections through process of law or otherwise or other collateral of Borrower to the satisfaction and liquidation of the indebtedness or obligations of Borrower to Bank, if any, not guaranteed under this Guaranty; and (viii) apply any sums paid to Bank by Guarantor, Borrower or others (on account of the Guaranteed Indebtedness) to the Guaranteed Indebtedness in such order and manner as Bank, in its sole discretion, may determine, subject to the terms of the Loan Documents;

(d) Should Bank seek to enforce the obligations of Guarantor hereunder by action in any court or otherwise, Guarantor waives any requirement, substantive or procedural, that (i) Bank first enforce any rights or remedies against Borrower or any other person or entity liable to Bank for all or any part of the Guaranteed Indebtedness, including without limitation that a judgment first be rendered against Borrower or any other person or entity, or that Borrower or any other person or entity should be joined in such cause, or (ii) Bank shall first enforce rights against any collateral which shall ever have been given to secure all or any part of the Guaranteed Indebtedness or this Guaranty. Such waiver shall be without prejudice to Bank's right, at its option, to proceed against Borrower or any other person or entity, whether by separate action or by joinder. Bank may maintain an action on this Guaranty without joining Borrower and without bringing a separate action against Borrower;

(e) In addition to any other waivers, agreements and covenants of Guarantor set forth herein, Guarantor hereby further waives and releases all claims, causes of action, defenses and offsets for any act or omission of Bank, its directors, officers, employees, representatives or agents in connection with Bank's administration of the Guaranteed Indebtedness, except for Bank's willful misconduct and gross negligence; and

(f) If for any reason whatsoever (including but not limited to ultra vires, lack of authority, illegality, force majeure, act of God or impossibility) the Guaranteed Indebtedness or Borrower's obligations under the Loan Documents cannot be enforced against Borrower, such unenforceability shall in no manner affect the liability of Guarantor hereunder and Guarantor shall be liable hereunder notwithstanding that

Borrower may not be liable for the Guaranteed Indebtedness or such obligations and to the same extent as Guarantor would have been liable if the Guaranteed Indebtedness or obligations had been enforceable against Borrower.

8. Obligations Not Impaired.

(a) Guarantor agrees that its obligations under this Guaranty shall not be released, diminished, impaired, reduced or affected by the occurrence of any one or more of the following events: (i) the death, dissolution, disability or lack of organizational power of Borrower, Guarantor or any other guarantor of all or any part of the Guaranteed Indebtedness, (ii) any receivership, insolvency, bankruptcy, disability or other proceedings affecting Borrower, Guarantor or any other guarantor of all or any part of the Guaranteed Indebtedness, or any of their respective property; (iii) the partial or total release or discharge of Borrower or any other guarantor of all or any part of the Guaranteed Indebtedness, or any other person or entity from the performance of any obligation contained in any instrument or agreement evidencing, governing or securing all or any part of the Guaranteed Indebtedness, whether occurring by reason of law or otherwise; (iv) the taking or accepting of any collateral for all or any part of the Guaranteed Indebtedness or this Guaranty; (v) the taking or accepting of any other guaranty for all or any part of the Guaranteed Indebtedness; (vi) any failure by Bank to acquire, perfect or continue any lien or security interest on collateral securing all or any part of the Guaranteed Indebtedness or this Guaranty; (vii) the impairment of any collateral securing all or any part of the Guaranteed Indebtedness or this Guaranty; (viii) any failure by Bank to sell any collateral securing all or any part of the Guaranteed Indebtedness or this Guaranty in a commercially reasonable manner or as otherwise required by law; (ix) any invalidity or unenforceability of or defect or deficiency in any of the Loan Documents; (x) the disaffirmation by Borrower of any Guaranteed Indebtedness of Borrower's obligations under the Loan Documents; or (xi) any other circumstance which might otherwise constitute a defense available to, or discharge of, Borrower, Guarantor or any other guarantor of all or any part of the Guaranteed Indebtedness;

(b) This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of all or any part of the Guaranteed Indebtedness is rescinded or must otherwise be returned by Bank upon the insolvency, bankruptcy or reorganization of Borrower, Guarantor, any other guarantor of all or any part of the Guaranteed Indebtedness, or otherwise, all as though such payment had not been made; and

(c) None of the following shall affect Guarantor's liability hereunder: (i) the unenforceability of all or any part of the Guaranteed Indebtedness against Borrower by reason of the fact that the Guaranteed Indebtedness exceeds the amount permitted by law; (ii) the act of creating all or any part of the Guaranteed Indebtedness is ultra vires; or (iii) the officers or partners creating all or any part of the Guaranteed Indebtedness acted in excess of their authority. Guarantor hereby acknowledges that withdrawal from, or termination of, any ownership interest in Borrower now or hereafter

owned or held by Guarantor shall not alter, affect or in any way limit the obligations of Guarantor hereunder.

9. Insolvency. Should Guarantor become insolvent, or fail to pay Guarantor's debts generally as they become due, or voluntarily seek, consent to, or acquiesce in the benefit or benefits of any Debtor Relief Law, or become a party to (or be made the subject of) any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant) that could reasonably be expected to suspend or otherwise adversely affect the rights and remedies of Bank granted hereunder, then, in any such event, Bank may deem the Guaranteed Indebtedness shall be, as between Guarantor and Bank, a fully matured, due, and payable obligation of Guarantor to Bank, payable in full by Guarantor to Bank upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.

10. Subrogation. Until the Guaranteed Indebtedness has been paid, in full, Guarantor hereby covenants and agrees that it shall not assert, enforce, or otherwise exercise (a) any right of subrogation to any of the rights or liens of Bank against Borrower or any other guarantor of the Guaranteed Indebtedness or any collateral or other security, or (b) unless such rights are expressly made subordinate to the Guaranteed Indebtedness (in form and upon terms acceptable to Bank) and the rights of Bank under this Guaranty and the Loan Documents, any right of recourse, reimbursement, contribution, indemnification, or similar right against Borrower or any other guarantor of all or any part of the Guaranteed Indebtedness. Notwithstanding the preceding, Guarantor does not herein expressly or impliedly waive or release any rights of subrogation that Guarantor may have against Borrower (except as same are expressly subordinated as provided herein), rights of contribution that Guarantor may have against any other guarantor of, or other person secondarily liable for, the payment of the Guaranteed Indebtedness or performance of Borrower's obligations under the Loan Documents or rights of reimbursement that Guarantor may have as against Borrower (except as same may be limited herein); provided, however, Guarantor shall not enforce any rights of subrogation against Borrower unless and until the Guaranteed Indebtedness and said obligations have been paid and performed in full.

11. Subordinated Debt. All principal of and interest on all indebtedness, liabilities, and obligations of Borrower to Guarantor (the "Subordinated Debt") now or hereafter existing, due or to become due to Guarantor, or held or to be held by Guarantor, whether created directly or acquired by assignment or otherwise, and whether evidenced by written instrument or not, shall be expressly subordinated to the Guaranteed Indebtedness. Until such time as the Guaranteed Indebtedness is paid and performed in full and all commitments to lend under the Loan Documents have terminated, Guarantor agrees not to receive or accept any payment from Borrower with respect to the Subordinated Debt at any time an Event of Default or Default under the Loan Documents has occurred and is continuing; and, in the event Guarantor receives any payment on the Subordinated Debt in violation of the foregoing, Guarantor will hold any such payment in trust for Bank and forthwith turn it over to Bank in the form received, to be applied to the Guaranteed Indebtedness. If Guarantor has executed a separate subordination agreement ("Subordination Agreement") applicable to the Subordinated Debt, the Subordination Agreement shall control over any inconsistent provision in this Section 11.

12. No Fraudulent Transfer. It is the intention of Guarantor and Bank that the amount of the Guaranteed Indebtedness guaranteed by Guarantor by this Guaranty shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer, or similar laws applicable to Guarantor. Accordingly, notwithstanding anything to the contrary contained in this Guaranty or any other agreement or instrument executed in connection with the payment of any of the Guaranteed Indebtedness, the amount of the Guaranteed Indebtedness guaranteed by Guarantor by this Guaranty shall be limited to that amount which after giving effect thereto would not (a) render Guarantor insolvent, (b) result in the fair saleable value of the assets of Guarantor plus the fair saleable value of assets securing loans guaranteed by Guarantor being less than the amount required to pay its debts and other liabilities (including contingent liabilities) as they mature, or (c) leave Guarantor with unreasonably small capital to carry out its business as now conducted and as proposed to be conducted, including its capital needs, as such concepts described in clauses (a), (b) and (c) of this Section 12, are determined under applicable law, if the obligations of Guarantor hereunder would otherwise be set aside, terminated, annulled or avoided for such reason by a court of competent jurisdiction in a proceeding actually pending before such court. For purposes of this Guaranty, the term "applicable law" means as to Guarantor each statute, law, ordinance, regulation, order, judgment, injunction or decree of the United States or any state or commonwealth, any municipality, any foreign country, or any territory, possession or tribunal applicable to Guarantor.

13. Actions against Guarantor. In the event of a default in the payment or performance of all or any part of the Guaranteed Indebtedness when such Guaranteed Indebtedness becomes due, whether by its terms, by acceleration or otherwise, Guarantor shall, upon demand, promptly pay the amount due thereon to Bank, in lawful money of the United States, at Bank's address set forth above. One or more successive or concurrent actions may be brought against Guarantor, either in the same action in which Borrower is sued or in separate actions, as often as Bank deems advisable. The exercise by Bank of any right or remedy under this Guaranty or under any other agreement or instrument, at law, in equity or otherwise, shall not preclude concurrent or subsequent exercise of any other right or remedy. The books and records of Bank shall be admissible in evidence in any action or proceeding involving this Guaranty and shall be prima facie evidence of the payments made on, and the outstanding balance of, the Guaranteed Indebtedness; provided, however, upon the discovery of a mistake or omission supported by credible evidence of same, Bank shall correct Bank's books and records accordingly.

14. Notice of Sale. Except as otherwise required by law, in the event that Guarantor is entitled to receive any notice under the Uniform Commercial Code, as it exists in the state governing any such notice, of the sale or other disposition of any collateral securing all or any part of the Guaranteed Indebtedness or this Guaranty, reasonable notice shall be deemed given when such notice is deposited in the United States mail, postage prepaid, at the address for Guarantor set forth above, ten (10) days prior to the date any public sale, or after which any private sale, of any such collateral is to be held; provided , however, that notice given in any other reasonable manner or at any other reasonable time shall be sufficient.

15. Waiver by Bank. No delay on the part of Bank in exercising any right hereunder or failure to exercise the same shall operate as a waiver of such right. In no event shall any

waiver of the provisions of this Guaranty be effective unless the same be in writing and signed by an officer of Bank, and then only in the specific instance and for the purpose given.

16. Successors and Assigns. This Guaranty is for the benefit of Bank, its successors and assigns. This Guaranty is binding upon Guarantor and Guarantor's heirs, executors, administrators, personal representatives and successors, including without limitation any person or entity obligated by operation of law upon the reorganization, merger, consolidation or other change in the organizational structure of Guarantor.

17. Setoff Rights. Bank shall have the right to set off and apply against the Guaranteed Indebtedness, any and all deposits owing from Bank to Guarantor if Guarantor's obligation to remit all or any portion of the Guaranteed Indebtedness has matured under this Guaranty irrespective of whether or not Bank shall have made any demand under this Guaranty. The rights and remedies of Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

18. Costs and Expenses. Guarantor shall pay on written demand by Bank all costs and expenses, including without limitation, all reasonable attorneys' fees incurred by Bank in connection with the enforcement and/or collection of this Guaranty. This covenant shall survive the payment of the Guaranteed Indebtedness.

19. Severability. If any provision of this Guaranty is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, shall not impair or invalidate the remainder of this Guaranty and the effect thereof shall be confined to the provision held to be illegal, invalid or unenforceable.

20. No Obligation. Nothing contained herein shall be construed as an obligation on the part of Bank to extend or continue to extend credit to Borrower.

21. Amendment. No modification or amendment of any provision of this Guaranty, nor consent to any departure by Guarantor therefrom, shall be effective unless the same shall be in writing and signed by an officer of Bank, and then shall be effective only in the specific instance and for the purpose for which given.

22. Other Guaranteed Obligations. If Guarantor becomes liable for any indebtedness owing by Borrower to Bank by endorsement or otherwise, other than under this Guaranty, such liability shall not in any manner be impaired or affected hereby, and the rights and remedies hereunder shall be cumulative of any and all other rights and remedies that Bank may ever have against Guarantor. The exercise by Bank of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy by Bank.

23. Cumulative Rights. All rights and remedies of Bank hereunder are cumulative of each other and of every other right or remedy which Bank may otherwise have at law or in equity or under any instrument or agreement, and the exercise of one or more of such rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of any other rights or remedies.

24. Compliance with Applicable Usury Laws. It is the intent of Guarantor and Bank in the execution and acceptance of this Guaranty to contract in strict compliance with applicable usury law. In furtherance thereof, Guarantor and Bank stipulate and agree that none of the terms and provisions contained in this Guaranty or in any other Loan Document now or hereafter executed in connection herewith, or in any other written or oral agreement by Guarantor in favor of Bank, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law; that Guarantor shall never be obligated or required to pay interest on the Guaranteed Indebtedness at a rate in excess of the maximum interest that may be lawfully charged under applicable law; and that the provisions of this Section shall control over all other provisions of this Guaranty and any other Loan Document now or hereafter executed in connection herewith or any other oral or written agreement which may be in apparent conflict herewith. Bank expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of the Indebtedness is accelerated. If the maturity of the Guaranteed Indebtedness shall be accelerated for any reason or if the principal of the Guaranteed Indebtedness is paid prior to its contracted maturity, and as a result thereof the interest received from Guarantor for the actual period of existence of the loan evidenced by the Guaranteed Indebtedness exceeds the applicable maximum lawful rate under applicable law, Bank shall, at its option, either refund to Guarantor the amount of such excess or credit the amount of such excess against the principal balance of the Guaranteed Indebtedness then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that Bank shall contract for, charge or receive any amount or amounts and/or any other thing of value from Guarantor which are determined to constitute interest which would increase the effective interest rate on the Guaranteed Indebtedness to a rate in excess of that permitted to be charged by applicable law, an amount equal to interest in excess of the lawful rate shall, upon such determination, at the option of Bank, be either immediately returned to Guarantor or credited against the principal balance of the Guaranteed Indebtedness then outstanding, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Guaranty, Guarantor acknowledges that Guarantor believes the Guaranteed Indebtedness to be non-usurious and agrees that if, at any time, Guarantor should have reason to believe that the Guaranteed Indebtedness is in fact usurious, Guarantor will give Bank notice of such condition and Guarantor agrees that Bank shall have sixty (60) days after receipt of such notice in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists. The term "applicable law" as used in this paragraph shall mean the laws of the State of Texas or the laws of the United States, whichever laws allow the greater rate of interest as such laws now exist or may be changed or amended or come into effect in the future.

25. Descriptive Headings. The headings in this Guaranty are for convenience only and shall not define or limit the provisions hereof.

26. Gender. Within this Guaranty, words of any gender shall be held and construed to include the other gender.

27. Entire Agreement. This Guaranty contains the entire agreement between Guarantor and Bank regarding the subject matter hereof and supersedes all prior written and oral

agreements and understandings, if any, regarding same; provided, however, this Guaranty is in addition to and does not replace, cancel, modify or affect any other guaranty of Guarantor now or hereafter held by Bank that relates to Borrower and different indebtedness.

28. GOVERNING LAW AND VENUE. THIS GUARANTY IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN TARRANT COUNTY, TEXAS AND THE LAWS (EXCLUDING CHOICE OF LAW PROVISIONS) OF SUCH STATE SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS GUARANTY, EXCEPT TO THE EXTENT FEDERAL LAWS OTHERWISE GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF ALL OR ANY PART OF THIS GUARANTY. ALL LEGAL ACTIONS RELATED TO THIS GUARANTY SHALL BE BROUGHT IN THE APPROPRIATE COURT OF LAW LOCATED IN TARRANT COUNTY, TEXAS, TO THE EXCLUSION OF ALL OTHER VENUES.

29. WAIVER OF RIGHT TO JURY. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM THAT RELATES TO OR ARISES OUT OF ANY OF THE LOAN DOCUMENTS OR THE ACTS OR FAILURE TO ACT OF OR BY BANK IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS GUARANTY OR THE OTHER LOAN DOCUMENTS.

30. NO ORAL AGREEMENTS. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTED as of the date first above written.

GUARANTOR:

STACK-IT STORAGE, INC.,
a Delaware corporation

By: D. Hughes Watler
D. Hughes Watler,
Vice President and CFO